EMPLOYMENT AGREEMENT

AGREEMENT entered into on July 16, 2007 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Lainie Goldstein (the "Employee").

WITNESSETH:

WHEREAS, the Employer desires to employ the Employee as its Chief Financial Officer and to be assured of her services as such on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual cove-nants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of June 7, 2007 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term" and together with the Initial Term referred to as “the Term”), unless, at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Employer give written notice that employment will not be renewed (as the case may be, a “Notice of Non-Renewal”).

2. Employee Duties.

(a) During the Term, the Employee shall serve as Chief Financial Officer and have the duties and responsibilities customarily associated with such position in a company the size and nature of the Company. Employee shall report directly to the Chief Executive Officer of Employer (“CEO”) and the Board of Directors of the Employer (the "Board").

(b) The Employee shall devote substantially all of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of her duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.

3. Compensation.

(a) During the first Employment Year of the Term, the Employer shall pay the Employee a salary (the "Salary") at a rate of $384,600 per annum; provided, however, that such Salary shall be paid on a retroactive basis to April 10, 2007 (i.e. for the period between April 10, 2007 and the Effective Date, in addition to the base salary already paid by the Company to Employee for such period, the Employer shall pay to Employee the amount by which (i) the semi-monthly salary that Employee would have received at the rate set forth above between April 10, 2007 and the Effective Date exceeds (ii) the actual semi-monthly salary that Employee received from the Employer during such period). Upon the commencement of the second Employment Year and continuing for the remainder of the Initial Term, the Salary shall be increased to the rate of $409,600 per annum. The Salary shall be payable in equal installments semi-monthly in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to executive officers. Following the expiration of the Initial Term and for so long as the Term is in effect, such Salary shall be subject to annual review by the Board and may be increased from time to time at the discretion of the Board.

(b) The Employee shall be entitled to receive an annual bonus (“Bonus”) with respect to each fiscal year of the Company (“Fiscal Year”) during the Term based upon the actual EBITDA of the Company (defined as GAAP Net Income recorded for the Company, adding back in Interest, Depreciation, Amortization and Tax expenses) as compared to the Company’s budgeted EBITDA as follows:

Actual EBITDA	Annual Bonus
Less than 80% of the Budget	No Bonus earned
80% - 100% of the Budget	* 12.5% - 50% of Salary
100% - 120% of the Budget	* 50% - 75% of Salary
Greater than 120% of the Budget	Capped at 75% of Salary

*The Bonus in this range will be determined based on a proportional sliding scale.

The budgeted EBITDA for the Company with respect to each Fiscal Year shall be determined by the Board after good faith consultation with the Employee and in accordance with past practices and shall be communicated to the Employee in writing within 45 days following the commencement of each such Fiscal Year. For the Fiscal Year ending October 31, 2007, the Company’s budgeted EBITDA shall be $30,359,661. The actual EBITDA with respect to each Fiscal Year during the Term shall be calculated by the Company in the same manner as the budgeted EBITDA for such Fiscal Year and shall be communicated to the Employee in writing within 45 days following the end of such Fiscal Year.

(c) The Bonus, if earned, for any Fiscal Year during the Term shall be payable within 45 days following the end of such Fiscal Year; provided that Employee is employed by the Company on such date (subject to the provisions of Section 6(c) hereof).

(d) The Employee shall be entitled to receive a one-time grant of 30,000 shares of restricted common stock of the Company (the “Shares”) under the Company’s Incentive Stock Plan, as amended, vesting as to one-third of such shares on each of the first, second and third anniversaries of the date of grant (as determined in the immediately succeeding sentence), subject to the provisions of Section 6(c) of this Agreement. The Shares were granted on June 18, 2007 and shall be subject to the terms and conditions of the Plan and the Company’s equity grant letter then in effect, subject to and as modified by the provisions of Section 6(c) of this Agreement.

(e) In the event that a Change in Control (as hereinafter defined) of the Company occurs, the Company shall pay to Employee a bonus in an amount equal to six months of Salary at the rate then in effect (“Stay Bonus”), 50% of which shall be payable upon the closing of the Change in Control and 50% of which shall be payable six months following the closing of the Change in Control, provided in each case that Employee is employed by the Company on such payment dates or is terminated without Cause pursuant to Section 6(c) upon or within six months following a Change in Control.

(f) In addition to the foregoing, the Board and the CEO shall review Employee’s compensation on an annual basis and Employee shall be entitled to such other cash bonuses and such other compensa-tion in the form of stock, stock options or other property or rights as may from time to time be awarded to her by the Board during or in respect of her employment hereunder.

4. Benefits.

(a) During the Term, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its executive officers and for its employees in general and for which the Employee is eligible (including the Company’s MERP Plan). Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

(b) During the Term, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than four weeks per year). Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Employer by the Employee during the Term shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse her therefor on presentation of appropriate receipts for any such expenses. All travel and lodging arrangements shall be made in accordance with Employer’s regular policies.

6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

(a) By action taken by the Board or the Chairman of the Company, the Employee may be discharged for Cause (as herein-after defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary through the effective date of termination and as provided in Section 8(g), and the Employee shall have no further obliga-tions or duties to the Employer, except as provided in Section 7.

(b) In the event of (i) the death of the Employee or (ii) by action of the Board or the Chairman of the Company and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform her duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except as provided in Section 8(g).

(c) In the event that Employee's employment with the Employer is terminated by action taken by the Company without Cause (other than in accordance with Section 6(b) above), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described in this Section 6(c) and as provided in Section 8(g), and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employee shall be entitled to the following: (i) a lump sum payment within 30 days following such termination equal to the sum of (x) the Employee’s Salary at the rate then in effect, (y) the Termination Bonus (as hereinafter defined) plus (z) all unpaid bonuses with respect to the last full fiscal year of Employee’s employment with the Company, if any, that would have been paid but for such termination without Cause ; and (ii) for a period of twelve (12) months from the date of termination, subject to Employee’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employer will pay Employee’s COBRA medical insurance premium, provided that Employee is eligible and remains eligible for COBRA coverage and provided further that if Employee obtains other employment that offers substantially similar or improved group health benefits, the Employer’s obligation under this sentence shall immediately cease; provided, however, that if the lump sum payment provided in Section 6(c)(i) would otherwise be due and payable on or prior to December 31, 2007, such lump sum payment shall be due and payable on January 2, 2008. In the event of such termination without Cause or upon expiration of the Term as a result of the delivery by the Company to the Employee of a Notice of Non-Renewal, all outstanding options and shares of restricted stock granted to the Employee which have not vested as of the date of such termination shall immediately vest and, as applicable, become immediately exercisable. For purposes of this Section 6(c), the “Termination Bonus” shall be an amount equal to (i) if such termination without Cause occurs on or prior to the last day of the second fiscal quarter of a Fiscal Year, 25% of Employee’s annual Salary at the rate then in effect or (ii) if such termination without Cause occurs on or after the first day of the third fiscal quarter of a Fiscal Year, 50% of Employee’s annual Salary at the rate then in effect.

(d) For purposes of this Agreement, Employee shall also be deemed to have been terminated by the Employer without Cause if the Employee provides Employer with at least thirty (30) days prior written notice of the Employee’s intent to terminate employment , provided such notice is provided within a period not to exceed ninety (90) days (and the effective date of such termination does not exceed one-hundred twenty (120) days) of the initial existence of any of the following conditions: (i) a material breach of this Agreement by the Employer or a material diminution in Employee’s authority, duties or responsibilities or (ii) the Company requiring, without the written consent of Employee, that the principal place of the performance of her employment duties hereunder be located outside of a ten (10) mile radius of New York City, New York. Any such written notice provided by the Employee shall specify the grounds for such termination and the Employer shall have thirty (30) days to cure such grounds.

(e) For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment under this Agreement upon (i) the continued failure by the Employee to substantially perform her duties under this Agreement after receipt of notice from the Company requesting such performance, (ii) the criminal conviction of Employee by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony; (iv) gross negligence on the part of the Employee affecting the Company; or (v) a material failure of the Employee to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company. The Company shall give written notice to the Employee of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above (in the event employee cures the event giving rise to Cause set forth in such written notice within said 30 day period, Cause for termination shall not exist).

(f) For purposes of this Agreement, a "Change in Control" shall be deemed to occur (i) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors; (ii) upon a merger or consolidation of the Company or any of its subsidiaries with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; or (iii) upon the sale of all, or substantially all, of the assets of the Company; provided, however, that an event described in (i), (ii) or (iii) shall not be treated as a Change in Control unless such event is also a change in the ownership of the Company (within the meaning of Treasury Regulation Section 409A-3(i)(5)(v)), a change in the effective control of the Company (within the meaning of Treasury Regulation Section 409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the Company's assets (within the meaning of Treasury Regulation Section 409A-3(i)(5)(vii)).

7. Confidentiality; Noncompetition.

(a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agree-ment are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, compensation of employees, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. Notwithstanding the foregoing “confidential information” shall not include information relating to the general methodology and mechanics employed by Employee in the performance of her duties with the Company or that Employee can demonstrate was known to her prior to her employment with the Company. The Employee agrees that she will not, during or after her termination or expiration of employment hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business prac-tices of the Company acquired by the Employee during her employ-ment by Employer, without the prior written consent of Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee’s violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

(b) The Employee hereby agrees that she shall not, during the period of her employment and for a period of one (1) year following the termination of such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

(c) The Employee hereby agrees that she shall not, during the period of her employment and for a period of one (1) year following such employment, directly or indirectly solicit any of the Company's customers, or persons listed on the personnel lists of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employee, directly or indirectly, disparage the commercial, business or financial reputation of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employer or any executive officer of the Company, directly or indirectly, disparage the professional, business, financial or personal reputation of the Employee.

(d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against her, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those persons or entities that had a relationship with the Company during the time of the Employee's employment by the Company, or at the termination of her employment), to discontinue or alter his, her or its relationship with the Company.

(e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company. Anything to the contrary notwithstanding, nothing in this Section 7(e) shall prevent the Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Employee’s compensation or relating to reimbursement of expenses, information that the Employee reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Employee’s employment.

(f)  The products and proceeds of Employees services hereunder that Employee may acquire, obtain, develop or create during the Term that relate to the Company’s business, or that are otherwise made at the direction of the Company or with the use of the Company’s or its affiliates’ facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs and other intellectual properties (collectively, “Works”), shall be considered a "work made for hire," as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work (“Derivative Work”); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. Employee also hereby waives in writing any moral or other rights that she has under state or federal laws, or under the laws of any foreign jurisdiction, which would give her any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle her to receive additional compensation from the Company. Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. Employee hereby appoints the officers of the Company as Employee’s attorney-in-fact to execute documents on behalf of Employee for this limited purpose

(g) The parties hereto hereby acknowledge and agree that (i) the Company may be irreparably injured in the event of a breach by the Employee of any of her obligations under this Section 7, (ii) monetary damages may not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(h) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(g) hereof, the Company may have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

(i) Each of the rights and remedies enumerated in Section 7(g) and 7(h) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(j) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

8. General. This Agreement is further governed by the following provisions:

(a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by facsimile (receipt confirmed) or nationally recognized overnight carrier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

If to the Employer:

Take-Two Interactive Software, Inc.
622 Broadway
New York, New York 10012
Attention: Chief Executive Officer

If to the Employee:

To the Employee’s address on the books and records of the Company.

(b) Parties in Interest. Employee may not delegate her duties or assign her rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer (including, without limitation, the offer letter dated October 14, 2003 and amendment dated January 19, 2006 between the Company and the Employee) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County.

(e) Warranty. Employee hereby warrants and represents as follows:

(i) That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

(ii) Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

(iii)  Employee will not disclose any trade secrets relating to the business conducted by any previous employer and agrees to indemnify and hold Employer harmless for any liability arising out of Employee's use of any such trade secrets.

(f) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been con-tained herein.

(g)  Indemnification. The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (including, but not limited to, investigating, preparing, pursuing or defending any action, suit, investigation, proceeding, claim or liability if the Employee is made or threatened to be made a party to or witness in any action, suit, investigation or proceeding, or if a claim or liability is asserted or threatened to be asserted against Employee (whether or not in the right of the Company), by reason of the fact that she was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or the Employee’s prior employment agreement with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee’s willful misconduct or gross negligence). Upon the Employee’s request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is an unappealable final determination that Employee is not entitled to indemnification for such expenses. Employee shall be entitled to indemnification under this Section regardless of any subsequent amendment of the Certificate of Incorporation or of the Bylaws of the Company. Further, Employee shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of such policies. This provision shall survive the expiration or termination of this Agreement.

(h) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any payments hereunder are determined to be “nonqualified deferred compensation” under Section 409A, then such payments shall be made in compliance with the 6-month delay requirement of Section 409A, to the extent such requirement is applicable. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.

(i) Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)  Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Ben Feder
Name: Ben Feder
Title: Chief Executive Officer

/s/ Lainie Goldstein
Lainie Goldstein